Exhibit 23.1

CONSENT INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S8 of our report dated January 31, 2003, except for Note 22, which is as of March 27, 2003, relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Chordiant Software, Inc., which is incorporated by reference in Chordiant Software, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.  We also consent to the incorporation by reference of our report dated January 31, 2003, except for Note 22, which is as of March 27, 2003, relating to the financial statement schedule, which appear in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 25, 2003